100 Mission Ridge / Goodlettsville, Tennessee 37072-2170 / Telephone: (615) 855-4000 / www.dollargeneral.com

DOLLAR GENERAL EXTENDS TENDER OFFER TO ACQUIRE FAMILY DOLLAR TO JANUARY 30, 2015

Remains Committed to Acquiring Family Dollar

GOODLETTSVILLE, Tennessee –December 23, 2014 – Dollar General Corporation (NYSE: DG) today announced that it has extended its tender offer to acquire all outstanding shares of Family Dollar Stores, Inc. (NYSE: FDO) for $80.00 per share in cash (including associated preferred share purchase rights) to 5:00 p.m., New York City time, on January 30, 2015, unless further extended.

The tender offer was previously set to expire at 5:00 p.m., New York City time, on December 31, 2014. All other terms and conditions of the tender offer remain unchanged. As of 5:00 p.m., New York City time, on December 22, 2014, 3,391,996 common shares of Family Dollar had been validly tendered into, and not withdrawn from, the tender offer.

Dollar General remains committed to the proposed acquisition of Family Dollar and will continue to cooperate with the Federal Trade Commission (FTC) to obtain antitrust regulatory clearance for the transaction.

Family Dollar shareholders who need additional copies of the tender offer statement, definitive proxy statement or related materials or who have questions regarding the offer or proxy solicitation should contact Innisfree M&A Incorporated, the information agent for the offer and the proxy solicitation, toll-free at (877) 750-5837.

Goldman, Sachs & Co. is acting as financial advisor to Dollar General. KKR Capital Markets and MCS Capital Markets are advising Dollar General on the financing. Simpson Thacher & Bartlett LLP is acting as its legal counsel.

Forward-Looking Statements

Dollar General includes “forward-looking statements” within the meaning of the federal securities laws throughout this release. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “scheduled,” “may,” “will,” “could,” “should,” “would,” “expect,” “believe,” “anticipate,” “project,” “plan,” “estimate,” “forecast,” “goal,” “objective,” “committed,” “intend,” “continue,” or “will likely result,” and similar expressions that concern Dollar General’s strategy, plans, intentions or beliefs about future occurrences or results.

Forward-looking statements are subject to risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those that Dollar General expected. Many of these statements are derived from Dollar General’s operating budgets and forecasts, which are based on many detailed assumptions that Dollar General believes are reasonable, or are based on various assumptions about certain plans, activities or events which we expect will or may occur in the future. However, it is very difficult to predict the effect of known factors, and Dollar General cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors, including those factors disclosed under “Risk Factors” in Dollar General’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission.

All forward-looking statements are qualified in their entirety by the cautionary statements that Dollar General makes from time to time in its SEC filings and public communications. Dollar General cannot assure the reader that it will realize the results or developments Dollar General anticipates, or, even if substantially realized, that they will result in the consequences or affect Dollar General or its operations in the way Dollar General expects. Forward-looking statements speak only as of the date made. Dollar General undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, Dollar General.

Important Additional Information

This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Family Dollar or any other securities. Dollar General and its wholly owned subsidiary D3 Merger Sub, Inc. have commenced a tender offer for all outstanding shares of common stock of Family Dollar and have filed with the Securities and Exchange Commission a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents), as amended and as may be further amended. These documents contain important information, including the terms and conditions of the tender offer, and shareholders of Family Dollar are advised to carefully read these documents before making any decision with respect to the tender offer. Investors and security holders may obtain free copies of these statements and other documents filed with respect to the tender offer at the SEC’s website at www.sec.gov. In addition, copies of the tender offer statement and related materials may be obtained for free by directing such requests to the information agent for the tender offer, Innisfree M&A Incorporated, at (877) 750-5837 (toll free for shareholders) or (212) 750-5833 (collect for banks and brokers).

Dollar General has filed a definitive proxy statement and relevant documents in connection with the special meeting of the shareholders of Family Dollar at which the Family Dollar shareholders will consider certain proposals regarding the potential acquisition of Family Dollar by Dollar Tree, Inc. (the “Special Meeting Proposals”). Dollar General and its directors and executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Family Dollar’s shareholders in connection with the Special Meeting Proposals. SHAREHOLDERS OF FAMILY DOLLAR ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Dollar General at the SEC’s web site at http://www.sec.gov or by contacting the information agent for the proxy solicitation, Innisfree M&A Incorporated, at (877) 750-5837 (toll free for shareholders) or (212) 750-5833 (collect for banks and brokers).

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With more than 11,700 stores in 40 states, Dollar General has more retail locations than any retailer in America. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg’s, General Mills, and PepsiCo. For more information on Dollar General, please visit www.dollargeneral.com.

Contact Information

Investors:
Mary Winn Pilkington	(615) 855-5536

Media:
Brunswick Group:
Steve Lipin or Shahed Larson	(212) 333-3810

Dollar General Corporation:
Media Hotline	(877) 944-DGPR (3477)
Dan MacDonald	(615) 855-5209
Crystal Ghassemi	(615) 855-5210